Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	March 26, 2009
949-250-7781

California Coastal Communities, Inc. Reports Fourth Quarter and Annual Results

•                  Fourth quarter gross operating profit of $5.7 million before real estate inventory impairment charges compared with $4.6 of gross operating profit before impairment charges for the comparable period of 2007.

•                  Fourth quarter net loss of $19.8 million reflects $22.0 million of non-cash, after-tax charges, including an $18.7 million valuation allowance on deferred tax assets plus $3.3 million of after-tax impairments  for joint venture investment losses and real estate inventories, compared with net income of $2.0 million in fourth quarter of 2007.

•                  Fourth quarter delivery of 15 homes at the Company’s homebuilding projects in Southern California (including seven homes at its Brightwater coastal development project) compared to delivery of 41 homes in the fourth quarter of 2007.

•                  Full-year homebuilding revenues of $46.0 million, down 2% year-over-year, reflects delivery of 55 homes in 2008 compared with 77 homes in 2007.  Decrease in total number of deliveries was offset by increase in high-end Brightwater coastal home sales from nine in 2007 to 23 in 2008.

•                  Net new orders decreased to 58 in 2008, down seven year-over-year, reflecting a decrease in number of active communities from seven communities in 2007 to four in 2008.

•                  Standing inventory reduced from 46 homes at December 31, 2007 to 14 homes at December 31, 2008.

•                  Full-year gross operating profit of $10.8 million generated from 23 Brightwater homes, along with $1.5 million from 32 inland project deliveries, offset by $35.0 million of impairment charges on inland projects and $4.6 million impairment charge related to investment in Oxnard joint venture.

•                  Net loss of $44.7 million, or $4.10 per diluted share, primarily reflects non-cash, after-tax impairment charges on inland real estate and joint venture investments, and valuation allowances on deferred tax assets aggregating approximately $46.7 million, or $4.28 per share, partially offset by Brightwater gross operating profits.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ: CALC) reported $5.7 million of gross operating profit before real estate inventory impairment charges for the quarter ended December 31, 2008 compared with $4.6 million of gross operating profit before impairment charges for the comparable period of 2007.  The net loss for the quarter was $19.8 million, or $1.82 loss per diluted share compared with net income of $2.0 million or $.18 per diluted share for the fourth quarter of 2007.  Results for the fourth quarter of 2008 reflect the delivery of 15 homes at the Company’s homebuilding projects in Southern California (including seven homes at its Brightwater coastal development project) compared to delivery of 41 homes in the fourth quarter of 2007 (including the first nine Brightwater deliveries).

Homebuilding gross operating profit of $5.7 million in the fourth quarter of 2008 was offset by a $4.6 million loss on investment related to the Company’s joint venture in Oxnard, other non-cash impairment charges of $900,000 and net operating expenses of $2.2 million, compared with $1.3 million of net operating expenses and no impairment charges in the fourth quarter of 2007. The increase in net operating expenses primarily reflects interest expense and other holding costs which can no longer be capitalized for inland projects no longer under construction.

The Oxnard joint venture is attempting to renegotiate its land purchase option contracts to reflect current economic conditions. However, if the land owners do not agree to acceptable revised terms the joint venture will not exercise further extensions which would have the effect of abandoning the project. Due to the uncertainty of the ultimate outcome of these negotiations, the Company has written down its entire $4.6 million investment in the Oxnard project. The Company reported a pretax loss of $2.0 million and pretax income of $3.3 million for the fourth quarters of 2008 and 2007, respectively.

Raymond J. Pacini, CEO of the Company commented: “Conditions in the housing and credit markets continued to be challenging throughout 2008, and deteriorated further during the fourth quarter.  While prospective homebuyers remain hesitant in this unstable economic environment, we are encouraged by increased traffic at our Brightwater project since February.  We are hopeful that the federal government’s initiatives to stabilize the credit markets and restore confidence in the economy will be effective, and that recently enacted federal and state tax credits for homebuyers, along with the Federal Reserve’s recently announced programs to purchase long-term Treasury securities and additional mortgage-backed securities guaranteed by Fannie Mae and Freddie Mac will reduce mortgage rates and stimulate future home sales.”

On December 31, 2008, the Company completed a sale-leaseback transaction, which was accounted for as a financing transaction, for 17 model homes at its Brightwater project with an unrelated third-party investor for $25.0 million, consisting of $22.5 million in cash plus $2.0 million of future consideration, provided there has not been a significant decrease in the value of the model homes, and $500,000 for model conversion costs at the end of the lease term.  The Company utilized $20.9 million of the proceeds to make repayments under the revolving and term loans that would have been due in 2009.  Under the terms of its revolving loan agreement, the Company can re-borrow $10.7 million of such repayments.

The Company also reported a net loss of $44.7 million or $4.10 per diluted share for the year ended December 31, 2008.  The full year results reflect $12.3 million of homebuilding gross operating profit before impairment charges from the delivery of 55 homes (including 23 at Brightwater), offset by non-cash impairment charges of $35.0 million, a $4.6 million loss on investment related to the Company’s joint venture in Oxnard and net operating expenses of $9.1 million.  Income tax expense of $8.3 million includes $23.2 million of non-cash valuation allowances on deferred tax assets, which were partially offset by an income tax benefit of $15.0 million related to the current year’s operating losses.

Impairment charges of $35.0 million recorded during 2008 primarily reflect fair value write-downs for the Hearthside Lane project in Corona and Las Colinas project in Lancaster of $24.1 million and $6.8 million, respectively, and a $3.4 million charge related to the Woodhaven project in Beaumont.

The Company’s 105-acre Brightwater project is located in Huntington Beach, California near the corner of Pacific Coast Highway and Warner Avenue, overlooking the Pacific Ocean and the 1,300-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 91% of real estate inventories as of December 31, 2008.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 25%-32%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

Full year revenues of $46.0 million reflect only a $1.0 million decrease compared with 2007 revenues of $47.0 million.  Although the Company delivered 22 fewer homes in 2008, the average sales price of homes delivered increased from $610,400 in 2007 to $836,400 in 2008, primarily reflecting 23 deliveries at Brightwater last year compared with nine in 2007.

Homebuilding gross margin before impairment charges for 2008 was 26.7%, compared with 12.6% in 2007.  The Company generated $6.4 million more in homebuilding gross operating profit before impairment charges during 2008 compared with 2007, primarily as a result of 23 deliveries in 2008 at Brightwater which generated a 32.4% gross margin and gross operating  profit of $10.8 million, compared with nine deliveries at Brightwater in 2007.  This was partially offset by reduced margins for 32 deliveries at inland projects due to the prolonged real estate downturn which has resulted in lower selling prices and greater incentives at the Inland Empire and Lancaster projects.

During 2008, net new orders decreased 11% to 58 homes (including 29 net orders at Brightwater) compared with 65 homes during 2007, primarily reflecting increased activity at Brightwater, partially offset by the reduced number of active communities at the Company’s inland projects.  Cancellations as a percentage of new orders were 27% (19% at Brightwater and 33% at inland projects) during 2008, compared with 30% during 2007.

Backlog as of December 31, 2008 increased to eight homes compared with five homes as of December 31, 2007.  The total value of backlog increased 467% from $3.0 million a year ago to $17.0 million as of December 31, 2008 due to seven Brightwater homes in backlog, including five of the larger homes (The Cliffs and The Breakers). The average sales price of homes in backlog increased from $600,000 to $2.1 million, primarily reflecting the Brightwater homes in escrow as of December 31, 2008 at an average sales price of $2.4 million.  The Company’s standing inventory at its inland projects was reduced from 33 homes as of December 31, 2007 to eight homes as of December 31, 2008 and total standing inventory as of December 31, 2008 was 14 homes, including six completed and unsold homes at Brightwater.

The results for 2008 continue to reflect the downturn in the homebuilding industry and the national economy.  The weakness in the housing market reflects a supply-demand imbalance and the national credit market crisis which substantially worsened during the fourth quarter.  Further, potential homebuyers remain reluctant to purchase homes due to significant deterioration in consumer confidence and a general downturn in economic activity and job creation, ongoing turmoil in consumer mortgage lending and other credit markets resulting in limited availability of mortgage financing, expectations that home prices may continue to fall, their inability to sell existing homes at a perceived fair price, and increased foreclosures.  In view of present circumstances, we believe that the tepid demand we are experiencing reflects homebuyers’ reluctance to make a purchasing decision until they are comfortable that home price declines are near bottom and economic conditions have stabilized.  We believe the current conditions could continue, and potentially worsen during 2009 and perhaps beyond, and we expect that our operations may continue to sustain losses until the homebuilding industry and economy as a whole begin to rebound.

The Company currently has active homebuilding projects in Huntington Beach in Orange County and Beaumont in Riverside County.  As of December 31, 2008, the Company has an inventory of 665 owned lots, reduced by 7.6% compared with the 720 lots owned and controlled a year ago.  This decrease reflects deliveries and the absence of acquisitions since 2005.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered over 2,100 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected home deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of the national credit market crisis, oil prices, recession and inflation, terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Homes delivered (a)	15	41	55	77

Home sales revenue (a)	$16.7	$25.4	$46.0	$47.0

Cost of sales	11.0	20.8	33.7	41.1
Loss on impairment of real estate inventories	.9	—	35.0	32.0
	11.9	20.8	68.7	73.1

Gross operating (loss) profit	$4.8	$4.6	$(22.7)	$(26.1)

Gross margin percentage before loss on impairment	34.1%	18.1%	26.7%	12.6%

PER HOME DATA

Average sales price (b)	$1,113,300	$619,500	$836,400	$610,400

Average gross margin before loss on impairment (c)	$380,000	$112,200	$223,600	$76,600

NUMBER OF ACTIVE COMMUNITIES	4	7	4	7

NET NEW ORDERS	3	18	58	65

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			7	1

Completed homes in inventory, and in escrow			1	4

Total backlog			8	5

Completed homes in inventory, unsold			14	46

Entitled lots owned at end of period (a) and (d)			643	669

Total homes and lots			665	720

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$16.7	$.6

Completed homes in inventory, and in escrow			.3	2.4

Total value of backlog			$17.0	$3.0

(a)

While the Company sold 17 Brightwater models to an independent third-party investor on December 31, 2008, the transaction is accounted for as a financing and therefore those homes are included in the Company’s home inventories, and excluded from reported results.

(b)	Changes are primarily due to changes in product mix and location.
(c)	Changes are primarily due to higher margins at Brightwater in 2008, partially offset by the effects of the industry-wide slowdown in inland markets.
(d)	Includes 324 and 347 homes and lots, respectively, at the Brightwater project in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenues
Homebuilding	$16.7	$25.4	$46.0	$47.0

Costs of sales
Homebuilding	11.0	20.8	33.7	41.1
Loss on impairment of real estate inventories	.9	—	35.0	32.0
	11.9	20.8	68.7	73.1

Gross operating (loss) profit	4.8	4.6	(22.7)	(26.1)

Selling, general and administrative expenses	1.6	1.1	6.6	5.9
Interest expense	.4	—	1.0	.1
Loss (income) from unconsolidated joint ventures	3.7	(.1)	3.5	(.6)
Other expense, net	1.1	.3	2.6	.4

(Loss) income before income taxes	(2.0)	3.3	(36.4)	(31.9)

Provision (benefit) for income taxes (a)	17.8	1.3	8.3	(13.0)

Net (loss) income	$(19.8)	$2.0	$(44.7)	$(18.9)

Other comprehensive (loss) income, net of income tax:

Minimum pension liability adjustment	(1.4)	.1	(1.4)	.1

Comprehensive (loss) income	$(21.2)	$2.1	$(46.1)	$(18.8)

Net (loss) earnings per common share:

Basic and diluted	$(1.82)	$.18	$(4.10)	$(1.73)

Common equivalent shares:

Basic and diluted	10.9	10.9	10.9	10.9

(a) Income tax provision (benefit) for the 2008 periods reflects valuation allowance on deferred tax assets of $18.7 million and $23.2 million for the fourth quarter and full year, respectively.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	December 31, 2008	December 31, 2007
ASSETS

Cash and cash equivalents (a)	$2.3	$24.3

Restricted cash	5.4	6.0

Real estate inventories	260.7	286.4

Deferred tax assets	37.1	44.4

Other assets, net	7.0	6.5

Total assets	$312.5	$367.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$5.0	$12.5

Model home financing	22.5	—

Senior secured project revolver	74.4	76.0

Senior secured term loan	107.4	121.8

Other project debt	38.9	48.8

Other liabilities	8.8	7.0

Total liabilities	257.0	266.1

Stockholders’ equity	55.5	101.5

	$312.5	$367.6

Shares outstanding (b)	10.9	10.9

Stockholders’ equity per common share (c)	$5.09	$9.31

(a)	The Company had $13.8 million of available borrowing capacity under the terms of the senior secured project revolver, resulting in $16.1 million of total liquidity, as of December 31, 2008.

(b)	Includes outstanding options for 17,500 common shares.

(c)

The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.